UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, DC  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. 1 )   *

Nexvet Biopharma public limited company
(Name of Issuer)
Ordinary Shares, nominal value $0.125 per share
(Title of Class of Securities)
G6503X109
(Cusip Number)
Michael B. Fisch Farallon Capital Management, L.L.C. One Maritime Plaza, Suite 2100 San Francisco, California 94111 (415) 421-2132
(Name, Address, and Telephone Number of Person Authorized to Receive Notices and Communications)
April 12, 2017
(Date of Event which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [   ].

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Section 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 77 Pages

Exhibit Index Found on Page 39

Page 2 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Akubra Investors, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,046,345[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,046,345[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,046,345[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.7%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 212,500 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 3 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Bushranger Funding, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,128,440[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,128,440[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,128,440[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.4%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 229,172 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 4 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Ute Holdings, LLC
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 1,148,911[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 1,148,911[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,148,911[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 9.6%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 233,328 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.

Page 5 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 2,594,576[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 2,594,576[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,594,576[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 21.1%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 526,925 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 6 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS NGP, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 153,098[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 153,098[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,098[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 31,092 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 7 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Farallon Capital Management, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 153,098[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 153,098[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 153,098[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.3%
14	TYPE OF REPORTING PERSON (See Instructions) IA, OO

1 Includes 31,092 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 8 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Farallon AA GP, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 313,036[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 313,036[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 313,036[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.6%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 63,574 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 9 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Farallon Partners GP VI, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                  (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 262,986[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 262,986[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 262,986[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.2%
14	TYPE OF REPORTING PERSON (See Instructions) OO

1 Includes 53,409 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 10 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 11 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 12 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 13 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Daniel J. Hirsch [See Item 2]
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0%
14	TYPE OF REPORTING PERSON (See Instructions) IN

Page 14 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 15 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Monica R. Landry
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 16 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 17 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Ravi K. Paidipaty
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 18 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 9,840
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER 9,840
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,333,176[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.8%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 19 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 20 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 21 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 22 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.
Page 23 of 77 Pages

13D
CUSIP No. G6503X109

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,333,176 ordinary shares (including 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof), which is 26.8% of the class of securities. The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page. [See Item 2(a)]

3	SEC USE ONLY
4	SOURCE OF FUNDS (See Instructions) N/A
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) [ ]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 3,323,696[1]
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 3,323,696[1]
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,323,696[1]
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 26.7%
14	TYPE OF REPORTING PERSON (See Instructions) IN

1 Includes 675,000 ordinary shares issuable upon the exercise of warrants, which shares may be deemed to be beneficially owned as of the date hereof. See Preliminary Note and Item 5.

Page 24 of 77 Pages

Preliminary Note:

This Amendment No. 1 to Schedule 13D amends the Schedule 13D initially filed on February 20, 2015 (together with all prior and current amendments thereto, this "Schedule 13D").

This Schedule 13D relates to ordinary shares, nominal value $0.125 per share ("Ordinary Shares"), of Nexvet Biopharma public limited company, an Irish public limited company (the "Company") held by the Farallon SPVs (as defined in Item 2(a) below).

In addition to holding Ordinary Shares, the Farallon SPVs hold an aggregate of 675,000 warrants issued by the Company ("Warrants"), each of which entitles its holder to purchase one Ordinary Share for an exercise price of $8.625 (subject to adjustment pursuant to the terms of the Warrants) at any time until the Warrants' expiration on April 30, 2019.  Pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, as of the date of this statement each Farallon SPV may be deemed to beneficially own the Ordinary Shares underlying the Warrants held by such Farallon SPV.  See footnote 1 to each Cover Page of this statement and Item 5 below.

Item 1. Security and Issuer

Item 1 is amended and restated in its entirety as follows:

This statement relates to Ordinary Shares of the Company.  The Company's principal executive offices are located at Unit 5, Sragh Technology Park, Rahan Road, Tullamore, Co. Offaly, R35 FR98, Ireland.

Item 2. Identity and Background

Item 2 is amended and restated in its entirety as follows:

(a) This statement is filed by the entities and persons listed in items (i) through (ix) below, all of whom together are referred to herein as the "Reporting Persons."

The Farallon SPVs

(i)
Akubra Investors, LLC, a Delaware limited liability company ("Akubra"), with respect to the Ordinary Shares held by it and the Ordinary Shares it has the right to acquire upon the exercise of Warrants;

(ii)
Bushranger Funding, LLC, a Delaware limited liability company ("Bushranger"), with respect to the Ordinary Shares held by it and the Ordinary Shares it has the right to acquire upon the exercise of Warrants; and

(iii)	Ute Holdings, LLC, a Delaware limited liability company ("Ute"), with respect to the Ordinary Shares held by it and the Ordinary Shares it has the right to acquire upon the exercise of Warrants.

Akubra, Bushranger and Ute are together referred to herein as the "Farallon SPVs."
Page 25 of 77 Pages

The members of Akubra are FCIP XR 2014, L.L.C. ("FCIP XR") and Noonday Special Situation Partners, L.P. ("NSSP") (each, a "Farallon Akubra Fund").

The members of Bushranger are FCP XR 2014, L.L.C. ("FCP XR"), Farallon Capital Institutional Partners III, L.P. ("FCIP III") and Farallon Capital AA Investors, L.P. ("FCAAI") (each, a "Farallon Bushranger Fund").

The members of Ute are FCOI II SS 2014, Ltd. ("FCOI II SS"), Farallon Capital Institutional Partners II, L.P. ("FCIP II") and Farallon Special Situation Partners VI, L.P. ("FSSP VI") (each, a "Farallon Ute Fund").

The Farallon General Partner

(iv)
Farallon Partners, L.L.C., a Delaware limited liability company (the "Farallon General Partner"), which is the general partner of each of (a) the sole member of FCIP XR, (b) the sole member of FCP XR, (c) FCIP III, (d) the sole member of FCOI II SS and (e) FCIP II, with respect to the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by FCIP XR as a Farallon Akubra Fund, the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by each of FCP XR and FCIP III as Farallon Bushranger Funds, and the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by each of FCOI II SS and FCIP II as Farallon Ute Funds.

The NSSP General Partner

(v)
NGP, L.L.C., a Delaware limited liability company (the "NSSP General Partner"), which is the general partner of NSSP, with respect to the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by NSSP as a Farallon Akubra Fund.

The Management Company

(vi)
Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), the manager of the NSSP General Partner, with respect to the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by NSSP as a Farallon Akubra Fund.

The FCAAI General Partner

(vii)
Farallon AA GP, L.L.C., a Delaware limited liability company (the "FCAAI General Partner"), which is the general partner of FCAAI, with respect to the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by FCAAI as a Farallon Bushranger Fund.

The FSSP VI General Partner

(viii)	Farallon Partners GP VI, L.L.C., a Delaware limited liability company ( the "FSSP VI General Partner"), which is the general partner of FSSP VI, with

Page 26 of 77 Pages

    respect to the Ordinary Shares indirectly held (and indirectly acquirable upon the exercise of Warrants) by FSSP VI as a Farallon Ute Fund.

The Farallon Individual Reporting Persons

(ix)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of both the Farallon General Partner and the Management Company and a manager or senior manager, as the case may be, of both the FCAAI General Partner and the FSSP VI General Partner, with respect to the Ordinary Shares held by the Farallon SPVs and the Ordinary Shares the Farallon SPVs have the right to acquire upon the exercise of Warrants : Philip D. Dreyfuss ("Dreyfuss"); Michael B. Fisch ("Fisch"); Richard B. Fried ("Fried"); Daniel J. Hirsch ("Hirsch"); David T. Kim ("Kim"); Monica R. Landry ("Landry"); Michael G. Linn ("Linn"); Ravi K. Paidipaty ("Paidipaty"); Rajiv A. Patel ("Patel"); Thomas G. Roberts, Jr. ("Roberts"); William Seybold ("Seybold"); Andrew J. M. Spokes ("Spokes"); John R. Warren ("Warren"); and Mark C. Wehrly ("Wehrly").

Dreyfuss, Fisch, Fried, Hirsch, Kim, Landry, Linn, Paidipaty, Patel, Roberts, Seybold, Spokes, Warren and Wehrly are together referred to herein as the "Farallon Individual Reporting Persons."

This Schedule 13D reports that effective December 31, 2016, Hirsch resigned as a managing member of both the Farallon General Partner and the Management Company, and as a manager of both the FCAAI General Partner and the FSSP VI General Partner.  Accordingly, as of that date, Hirsch may no longer be deemed a beneficial owner of any Ordinary Shares beneficially owned by any of the foregoing entities.  Unless the context otherwise requires, any reference herein to the "Farallon Individual Reporting Persons" or the "Reporting Persons" shall not include Hirsch.

This Schedule 13D also reports that effective January 1, 2017, each of Dreyfuss, Paidipaty and Seybold became a managing member of both the Farallon General Partner and the Management Company, and a manager of both the FCAAI General Partner and the FSSP VI General Partner.  Accordingly, as of that date, each of Dreyfuss, Paidipaty and Seybold may be deemed a beneficial owner of the Ordinary Shares beneficially owned by each of the foregoing entities.

(b) The address of the principal business office of (i) the Farallon SPVs is One Maritime Plaza, Suite 2100, San Francisco, California 94111 and (ii) each of the Farallon Individual Reporting Persons, the Farallon General Partner, the NSSP General Partner, the Management Company, the FCAAI General Partner and the FSSP VI General Partner is set forth in Annex 1 hereto.
(c) The principal business of each of the Farallon SPVs is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the Management Company is that of a registered investment adviser. The principal business of the Farallon General Partner is to act as the general partner of each of (i) the sole member of FCIP XR, (ii) the sole member of FCP XR, (iii) FCIP III, (iv) the sole member of FCOI II SS and (v) FCIP II.  The principal business of the NSSP General Partner is to act as the general partner of NSSP. The principal business of the FCAAI General
Page 27 of 77 Pages

Partner is to act as the general partner of FCAAI. The principal business of the FSSP VI General Partner is to act as the general partner of FSSP VI. The principal business of each of the Farallon Individual Reporting Persons is set forth in Annex 1 hereto.
(d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).
(e) None of the Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.
(f) The citizenship of each of the Farallon SPVs, the Farallon General Partner, the NSSP General Partner, the Management Company, the FCAAI General Partner and the FSSP VI General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Spokes, is a citizen of the United States.  Spokes is a citizen of the United Kingdom.
The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.
Item 4. Purpose of Transaction
The disclosure set forth in Item 6 below is hereby incorporated by reference in this Item 4.  Item 4 is amended and restated in its entirety as follows:

The purpose of the acquisition of the Ordinary Shares is for investment.  One of the Farallon Individual Reporting Persons, Patel, is a non-executive member of the Company's board of directors.

Although no Reporting Person has any specific plan or proposal to acquire, transfer or dispose of Ordinary Shares or other securities of the Company, consistent with its investment purpose, each Reporting Person at any time and from time to time may acquire additional Ordinary Shares or other securities of the Company or (subject to the terms of the Deeds, as defined and described in Item 6 below) transfer or dispose of any or all of its Ordinary Shares or other securities of the Company, depending in any case upon an ongoing evaluation of the Reporting Persons' investment in the Ordinary Shares and/or such other securities, prevailing market conditions, other investment opportunities, liquidity requirements of the Reporting Persons and/or other investment considerations.  Except for the restrictions on transferring Ordinary Shares and Warrants set forth in the Deeds, none of the Reporting Persons has made a determination regarding a maximum or minimum number of Ordinary Shares or other securities of the Company which it may hold at any point in time.

Consistent with their investment intent, certain Reporting Persons or their representatives may engage in communications regarding the Company with other persons, including, without limitation, one or more shareholders of the Company, one or more officers of the Company and/or one or more members of the board of directors of the Company.  Such communications may relate, without limitation, to the Company's strategy, operations, capital structure and/or any current or future initiatives that may be proposed or adopted by the Company's management or board of directors, including, without limitation, the proposed
Page 28 of 77 Pages

Acquisition (as defined in Item 6 below).  During the course of such communications, the Reporting Persons or such representatives may advocate or oppose one or more courses of action.

Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j) of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5. Interest in Securities of the Issuer

Item 5 is amended and restated in its entirety as follows:

The Farallon SPVs

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon SPV is incorporated herein by reference for each such Farallon SPV.  The percentage amount set forth in Row 13 for all cover pages filed herewith is calculated based upon the 11,752,302 Ordinary Shares outstanding as of January 31, 2017, as reported by the Company in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") on February 10, 2017, and assuming the exercise by each Farallon SPV of all Warrants currently held by it.

(c)	None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by the Farallon SPVs as reported herein. The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)
The NSSP General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Akubra as reported herein. The Management Company is the manager of the NSSP General Partner.

(f)
The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Akubra as reported herein. The Farallon Individual Reporting Persons are managing members of the Management Company.

(g)
The FCAAI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Bushranger as reported herein. The Farallon Individual Reporting Persons are managers of the FCAAI General Partner.

Page 29 of 77 Pages

(h)
The FSSP VI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Ute as reported herein. The Farallon Individual Reporting Persons are managers of the FSSP VI General Partner.

(i)	Not applicable.

The Farallon General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Farallon General Partner is incorporated herein by reference.

(c)	None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by the Farallon SPVs as reported herein.  The Farallon Individual Reporting Persons are managing members of the Farallon General Partner.

(e)	Not applicable.

The NSSP General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the NSSP General Partner is incorporated herein by reference.

(c)	None.

(d)
The NSSP General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Akubra as reported herein. The Management Company is the manager of the NSSP General Partner.

(e)	Not applicable.

The Management Company

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference.

(c)	None

(d)	The Management Company has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of,

Page 30 of 77 Pages

            certain of the Ordinary Shares held by Akubra as reported herein. The Farallon Individual Reporting Persons are managing members of the Management             Company.

(e)	Not applicable.

The FCAAI General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the FCAAI General Partner is incorporated herein by reference.

(c)	None.

(d)
The FCAAI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Bushranger as reported herein. The Farallon Individual Reporting Persons are managers of the FCAAI General Partner.

(e)	Not applicable.

The FSSP VI General Partner

(a),(b)	The information set forth in Rows 7 through 13 of the cover page hereto for the FSSP VI General Partner is incorporated herein by reference.

(c)	None.

(d)
The FSSP VI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Ute as reported herein. The Farallon Individual Reporting Persons are managers of the FSSP VI General Partner.

(e)	Not applicable.

The Farallon Individual Reporting Persons

(a),(b)
The information set forth in Rows 7 through 13 of the cover page hereto for each Farallon Individual Reporting Person is incorporated herein by reference for each such Farallon Individual Reporting Person.

(c)	None.

(d)
The Farallon General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by the Farallon SPVs as reported

Page 31 of 77 Pages

            herein. The NSSP General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the             Ordinary Shares held by Akubra as reported herein. The Management Company has the power to direct the receipt of dividends relating to, or the                 disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Akubra as reported herein. The FCAAI General Partner has the                  power to direct the receipt of dividends relating to, or the disposition of the proceeds of the sale of, certain of the Ordinary Shares held by Bushranger               as reported herein. The FSSP VI General Partner has the power to direct the receipt of dividends relating to, or the disposition of the proceeds of the                sale of, certain of the Ordinary Shares held by Ute as reported herein. The Farallon Individual Reporting Persons are managing members of both the                 Farallon General Partner and the Management Company, and managers of both the FCAAI General Partner and the FSSP VI General Partner.

(e)	Not applicable.

The Ordinary Shares reported hereby for the Farallon SPVs are owned directly by the Farallon SPVs. The Farallon General Partner, as general partner of each of (a) the sole member of FCIP XR, (b) the sole member of FCP XR, (c) FCIP III, (d) the sole member of FCOI II SS and (e) FCIP II, may be deemed to be a beneficial owner of all such Ordinary Shares indirectly owned by FCIP XR as a Farallon Akubra Fund, FCP XR and FCIP III as Farallon Bushranger Funds, and FCOI II SS and FCIP II as Farallon Ute Funds. The NSSP General Partner, as general partner of NSSP, may be deemed to be a beneficial owner of all such Ordinary Shares indirectly owned by NSSP as a Farallon Akubra Fund. The Management Company, as manager of the NSSP General Partner, may be deemed to be a beneficial owner of all such Ordinary Shares indirectly owned by NSSP as a Farallon Akubra Fund. The FCAAI General Partner, as general partner of FCAAI, may be deemed to be a beneficial owner of all such Ordinary Shares indirectly owned by FCAAI as a Farallon Bushranger Fund. The FSSP VI General Partner, as general partner of FSSP VI, may be deemed to be a beneficial owner of all such Ordinary Shares indirectly owned by FSSP VI as a Farallon Ute Fund. The Farallon Individual Reporting Persons, as Managing Members or the Senior Managing Member, as the case may be, of the Farallon General Partner and the Management Company, and as managers or the senior manager, as the case may be, of both the FCAAI General Partner and the FSSP VI General Partner, in each case with the power to exercise investment discretion, may be deemed to be beneficial owners of all such Ordinary Shares owned by the Farallon SPVs.  Each of the Farallon General Partner, the NSSP General Partner, the Management Company, the FCAAI General Partner, the FSSP VI General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Ordinary Shares.

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer

Item 6 is supplemented to report the following:

On April 13, 2017, the Company and Zoetis Inc. ("Zoetis") issued a joint press release announcing their agreement on the terms of a recommended offer to be made by Zoetis,
Page 32 of 77 Pages

through a wholly-owned subsidiary, for all of the outstanding Ordinary Shares for $6.72 in cash per Ordinary Share (the "Acquisition").  Such press release states that the Acquisition is to be implemented by means of a scheme of arrangement under Irish law (the "Scheme"), subject to approval by the Company's shareholders and the Irish High Court and other customary conditions.  Such press release is attached as Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on April 18, 2017.

The proposed Acquisition and certain related matters, including the terms of the Transaction Agreement, dated April 13, 2017 (the "Transaction Agreement"), among the Company, Zoetis and Zoetis Belgium SA ("Zoetis Bidco") setting forth the terms of the Acquisition, are described in further detail in the announcement issued by the Company and Zoetis on April 13, 2017 pursuant to Rule 2.5 of the Irish Takeover Panel Act 1997, Takeover Rules 2013 (the "Irish Takeover Rules"), which announcement is attached as Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on April 18, 2017.

In connection with the proposed Acquisition, each Farallon SPV has entered into a Deed of Irrevocable Undertaking, dated April 12, 2017 (each, a "Farallon Deed"), addressed to Zoetis and Zoetis Bidco (together, the "Zoetis Parties").  Each Farallon Deed provides, among other things and subject to the terms and conditions thereof, that during the term of such Farallon Deed the signatory Farallon SPV: (i) will not sell or transfer any of the Ordinary Shares, Warrants or Ordinary Shares acquirable upon the exercise of Warrants, held by it as of April 12, 2017 (its "Subject Shares"); (ii) will not vote in favor of any resolution to approve an acquisition of any securities in the Company by any person other than the Zoetis Parties; and (iii) will vote all of its Subject Shares in favor of approving the Acquisition and the Scheme at any relevant meeting of the Company's shareholders.

The Farallon Deeds provide that the foregoing obligations of the Farallon SPVs thereunder will lapse on the date on which the Scheme becomes effective, or prior to that date if: (i) any third party shall in accordance with the Irish Takeover Rules announce a firm intention to make a general offer to acquire the entire issued and to-be-issued share capital of the Company (not already owned by such third party) with a value per Ordinary Share in cash (or equivalent to cash) of $7.06 or more; or (ii) the Transaction Agreement is terminated in accordance with its terms.  Under the respective Farallon Deeds, each Farallon SPV has granted an irrevocable power of attorney to the members of the board of directors of Zoetis to take such actions as may be reasonably necessary to satisfy such Farallon SPV's undertakings in respect of its Subject Shares pursuant to its Farallon Deed.

Also in connection with the proposed Acquisition, Patel has entered into a Deed of Irrevocable Undertaking, dated April 12, 2017 (the "Patel Deed" and, together with the Farallon Deeds, the "Deeds"), addressed to the Zoetis Parties.  Patel is a party to the Patel Deed solely in his capacity as a shareholder of the Company, in respect of the 9,480 Ordinary Shares held by him as of April 12, 2017.  The terms and conditions of the Patel Deed are substantially identical to those of the Farallon Deeds.

The foregoing descriptions of the Deeds are qualified in their entirety by the full terms and conditions of the Deeds.  The respective Farallon Deeds are attached hereto as Exhibits 7, 8 and 9, which exhibits are hereby incorporated herein by reference. The Patel Deed is attached hereto as Exhibit 10, which exhibit is hereby incorporated herein by reference.

Except as described above, there are no contracts, arrangements, understandings or
Page 33 of 77 Pages

relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to the transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7. Materials to be Filed as Exhibits

Item 7 is supplemented to report the following:

There is filed herewith as Exhibit 6 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended.

The respective Farallon Deeds are filed herewith as Exhibits 7, 8 and 9.

The Patel Deed is filed herewith as Exhibit 10.
Page 34 of 77 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  April 18, 2017

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.,
On its own behalf and
As the Manager of
AKUBRA INVESTORS, LLC,
BUSHRANGER FUNDING, LLC and
UTE HOLDINGS, LLC
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
NGP, L.L.C.
By Farallon Capital Management, L.L.C., its Manager
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON AA GP, L.L.C.
By Monica R. Landry, Manager

/s/ Monica R. Landry
FARALLON PARTNERS GP VI, L.L.C.
By Monica R. Landry, Manager

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Daniel J. Hirsch, David T. Kim, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Fisch, Fried, Hirsch, Kim, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13D filed with the SEC on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., are hereby incorporated by reference. The Powers of Attorney
Page 35 of 77 Pages

executed by each of Dreyfuss, Paidipaty and Seybold authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 11, 2017 by such Reporting Persons with respect to the Common Stock of Sky Solar Holdings, Ltd., are hereby incorporated by reference.

Page 36 of 77 Pages

ANNEX 1

Set forth below with respect to the Management Company, the Farallon General Partner, the NSSP General Partner, the FCAAI General Partner and the FSSP VI General Partner is the following information:  (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons.  Set forth below with respect to each managing member of the Management Company and the Farallon General Partner is the following information:  (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.	The Management Company

(a)	Farallon Capital Management, L.L.C.
(b)	One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as investment adviser to various managed accounts
(d)	Delaware limited liability company
(e)
Managing Members:  Andrew J. M. Spokes, Senior Managing Member; and Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managing Members.

2.	The Farallon General Partner

(a)	Farallon Partners, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)
Managing Members:  Andrew J. M. Spokes, Senior Managing Member; and Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managing Members.

4. The NSSP General Partner

(a) NGP, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)	Manager: Farallon Capital Management, L.L.C.

5. The FCAAI General Partner

(a)	Farallon AA GP, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
Page 37 of 77 Pages

One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)
Managers:  Andrew J. M. Spokes, Senior Manager; and Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managers

6. The FSSP VI General Partner

(a)	Farallon Partners GP VI, L.L.C.
(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)	Serves as general partner of investment partnerships
(d)	Delaware limited liability company
(e)
Managers:  Andrew J. M. Spokes, Senior Manager; and Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Gregory S. Swart, John R. Warren and Mark C. Wehrly, Managers

7.	Managing Members of the Management Company and the Farallon General Partner

(a)
Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J.M. Spokes, Gregory S. Swart, John R. Warren and Mark C. Wehrly.

(b)	c/o Farallon Capital Management, L.L.C.
One Maritime Plaza, Suite 2100
San Francisco, California  94111
(c)
The principal occupation of Andrew J.M. Spokes is serving as Senior Managing Member of both the Management Company and the Farallon General Partner.  The principal occupation of each other Managing Member of the Management Company and the Farallon General Partner is serving as a Managing Member of both the Management Company and the Farallon General Partner.

(d)
Each of the Managing Members of the Management Company and the Farallon General Partner, other than Andrew J.M. Spokes and Gregory S. Swart, is a citizen of the United States.  Andrew J.M. Spokes is a citizen of the United Kingdom.  Gregory S. Swart is a citizen of New Zealand.

None of the Managing Members of the Management Company and the Farallon General Partner has any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

Page 38 of 77 Pages

EXHIBIT INDEX

EXHIBIT 6	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)
EXHIBIT 7	Deed of Irrevocable Undertaking, dated April 12, 2017, addressed by Akubra Investors, LLC to Zoetis Inc. and Zoetis Belgium SA
EXHIBIT 8	Deed of Irrevocable Undertaking, dated April 12, 2017, addressed by Bushranger Funding, LLC to Zoetis Inc. and Zoetis Belgium SA
EXHIBIT 9	Deed of Irrevocable Undertaking, dated April 12, 2017, addressed by Ute Holdings, LLC to Zoetis Inc. and Zoetis Belgium SA
EXHIBIT 10	Deed of Irrevocable Undertaking, dated April 12, 2017, addressed by Rajiv A. Patel to Zoetis Inc. and Zoetis Belgium SA

Page 39 of 77 Pages

EXHIBIT 6
to
SCHEDULE 13D

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  April 18, 2017

/s/ Monica R. Landry
FARALLON CAPITAL MANAGEMENT, L.L.C.,
On its own behalf and
As the Manager of
AKUBRA INVESTORS, LLC,
BUSHRANGER FUNDING, LLC and
UTE HOLDINGS, LLC
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON PARTNERS, L.L.C.
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
NGP, L.L.C.
By Farallon Capital Management, L.L.C., its Manager
By Monica R. Landry, Managing Member

/s/ Monica R. Landry
FARALLON AA GP, L.L.C.
By Monica R. Landry, Manager

/s/ Monica R. Landry
FARALLON PARTNERS GP VI, L.L.C.
By Monica R. Landry, Manager

Page 40 of 77 Pages

/s/ Monica R. Landry
Monica R. Landry, individually and as attorney-in-fact for each of Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, Daniel J. Hirsch, David T. Kim, Michael G. Linn, Ravi K. Paidipaty, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly

The Powers of Attorney executed by each of Fisch, Fried, Hirsch, Kim, Linn, Patel, Roberts, Spokes, Warren and Wehrly authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13D filed with the SEC on August 26, 2014 by such Reporting Persons with respect to the Common Stock of Town Sports International Holdings Inc., are hereby incorporated by reference. The Powers of Attorney executed by each of Dreyfuss, Paidipaty and Seybold authorizing Landry to sign and file this Schedule 13D on his behalf, which were filed as exhibits to the Schedule 13G filed with the SEC on January 11, 2017 by such Reporting Persons with respect to the Common Stock of Sky Solar Holdings, Ltd., are hereby incorporated by reference.

Page 41 of 77 Pages

EXHIBIT 7
to
SCHEDULE 13D

DEED OF IRREVOCABLE UNDERTAKING

To: Zoetis Inc.
10 Sylvan Way,
Parsippany, NJ 07054

 and

 Zoetis Belgium SA
rue Laid Burniat 1,
B-1348 Louvain-la-Neuve,

(together, "Zoetis")
 12 April 2017
Dear Sirs
ACQUISITION OF NEXVET BIOPHARMA PLC BY ZOETIS
We refer to the proposed acquisition of Nexvet Biopharma plc (the "Company") by Zoetis.  Under the proposed transaction, Zoetis will acquire the entire issued and to be issued share capital of the Company substantially on the terms and subject to the conditions set out in the draft press announcement attached as Annexure A to this undertaking (the "Press Announcement") and on such additional terms and subject to such additional conditions as may be required to comply with any Applicable Requirements (as defined in paragraph 13, below) (the "Transaction").
We understand that the Transaction is proposed to be implemented by way of the Scheme (as further defined in paragraph 13, below) and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company addressed, inter alia, to the shareholders of the Company that would comprise both a proxy statement of the Company and a scheme circular for the purpose of the Irish Takeover Panel Act 1997, Takeover Rules, 2013 (the "Scheme Document").
This undertaking sets out the terms and conditions on which we will vote in favour of the Transaction and the Scheme.
1.	Shareholdings
We represent and warrant to you that:
1.1
We are the registered holder and beneficial owner of 833,845 ordinary shares in the Company and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Company Shares");

1.2
We are the beneficial owner of 0 ordinary shares in the Company (other than those set out in paragraph 1.1 above) and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Beneficial Shares");

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1.3
set out in the Schedule are complete and accurate details of all options, warrants, restricted stock units and all other rights we have to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any securities of the Company (together with any further such options, warrants, restricted stock units and other such rights which we may become entitled to and/or receive at any time after the date of this undertaking, "Convertible Securities");

1.4
other than as set out in this paragraph 1, we do not have any interest (as defined in the Rules) in any securities of the Company or any right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such securities; and

1.5
We have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking.

2.	Dealings and undertakings
2.1	We undertake to you that (other than in connection with the Scheme) before this undertaking lapses in accordance with paragraph 10, we shall not, directly or indirectly:
(a)
sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Beneficial Shares or Convertible Securities or any further shares in the capital of the Company in respect of which we become the beneficial owner, whether pursuant to the terms of any Convertible Securities or otherwise (the "Further Company Shares" and, together with the Company Shares and Beneficial Shares, the "Subject Shares") or any interest in any of them (whether conditionally or unconditionally);

(b)
vote in favour of any resolution to approve an acquisition of any securities in the Company by any person other than Zoetis, or any other transaction which is proposed by any person other than Zoetis which relates to the securities of the Company or which could otherwise hinder or impede the implementation of the Scheme;

(c)	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(d)	accept or give any undertaking to accept any offer made or proposed to be made in respect of any securities in the Company by any person other than Zoetis;
(e)
enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any indication of intent which is in any way inconsistent with this paragraph 2.1.

2.2
We further undertake to you not, until this undertaking lapses in accordance with paragraph 10 below, to acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any relevant securities (also as defined in the Rules) of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Securities) unless the Irish Takeover Panel (the "Panel") determines, and confirms to Zoetis, that, in respect of

Page 43 of 77 Pages

        such acquisition or dealing, we are not acting in concert with Zoetis for the purpose of the Rules.

2.3
We undertake to you to cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) the undertakings in paragraphs 2.1 and 2.2 above in respect of the Beneficial Shares and any Further Company Shares of which we are the beneficial owner.

3.	Undertaking to vote in favour of the Scheme
We undertake to you that:
3.1
We shall (unless Zoetis otherwise requests in writing in advance) exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions to approve the Transaction, the Scheme, and any related matters, proposed at any general or class meeting of the Company in connection with the Scheme ("GM") and any meeting or class meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a "Scheme Meeting"), or at any adjournment of any such meeting (all such resolutions collectively, the "Scheme Resolutions");

3.2
We shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Zoetis validly appointing the Chairman of the meeting or any person nominated by Zoetis to attend and vote at any GM and/or Scheme Meeting (or any adjournment thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company's registrars not later than 3:00 p.m. (Eastern Time) on the seventh day after the Company sends the Scheme Document to the Company's shareholders (or, in respect of any Further Company Shares, within five days of becoming the registered holder of such shares, if later);

3.3
We shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any GM or Scheme Meeting (or any adjournment thereof) or otherwise;

3.4
We shall cause the registered holder of any Subject Shares of which we are the beneficial owner to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Subject Shares of which we are the beneficial owner to comply with) the undertakings in paragraphs 3.1 to 3.3 in respect of Subject Shares of which we are the beneficial owner; and

3.5
Zoetis shall acquire the Subject Shares pursuant to the Scheme, if it provides for the transfer of any such shares to Zoetis, free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares.

4.	Voting Rights
4.1	From the time Zoetis and the Company issue the Press Announcement to the time this undertaking lapses in accordance with paragraph 10:
Page 44 of 77 Pages

(a)	we shall exercise the voting rights attached to the Company Shares and any Further Company Shares on a Relevant Resolution (as defined in paragraph 4.2) only in accordance with Zoetis's directions;
(b)
we shall exercise the rights attaching to the Company Shares and any Further Company Shares to requisition or join in requisitioning any general or class meeting of the Company pursuant to section 178 of the Act for the purposes of considering a Relevant Resolution only in accordance with Zoetis's directions;

(c)
for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by Zoetis appointing any person nominated by Zoetis to attend and vote at the relevant general or class meeting of the Company (or any adjournment thereof); and

(d)
we shall cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) paragraphs 4.1(a) to 4.1(c) in respect of the Beneficial Shares and any Further Company Shares of which we are  the beneficial owner.

4.2	A "Relevant Resolution" means:
(a)	any Scheme Resolution;
(b)
any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary or desirable to implement the Scheme or which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Company which is proposed by a person other than Zoetis);

(c)	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of a resolution falling within paragraph 4.2(a); and
(d)	a resolution to amend a resolution falling within paragraph 4.2(a) or paragraph 4.2(c).
5.	Documentation
5.1	We consent to:
(a)	this undertaking being disclosed to the Panel;
(b)
the inclusion of references to us and the registered holder of any Beneficial Shares and any Further Company Shares of which we are the beneficial owner, and particulars of this undertaking and our holdings of relevant securities of the Company (and, if necessary under the Rules, Zoetis) being included in the Press Announcement, a draft of which is attached to this undertaking, and any Scheme Document, and any other announcement made, or document issued, by or on behalf of the Company and/or Zoetis in

Page 45 of 77 Pages

            connection with the Transaction that is not inconsistent with the terms of this Deed and the Press Announcement; and

(c)	this undertaking being available for inspection as required by the Rules.
5.2
We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Press Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Zoetis or the Company in connection with the Transaction in order to comply with the requirements of the Rules, the Panel, the Irish High Court or any other legal or regulatory requirement or body. We shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you by us.

6.	Secrecy
Except as may be required by applicable law, we shall keep secret the possibility, terms and conditions of the Transaction and the existence of this undertaking until the Press Announcement is released, provided that we may disclose the same to the Company and its advisers in which case we shall procure that they observe secrecy in the same terms.  The obligations in this paragraph shall survive termination of this undertaking.
7.	Implementation by way of takeover offer
7.1
We acknowledge that Zoetis shall have (in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement)) the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Transaction by way of a takeover offer (the "Offer"), as opposed to by way of a Scheme, provided that:

(a)	Zoetis has made that election in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement); and
(b)
such takeover offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such offer relates or such lesser percentage as Zoetis may, with the consent of the Panel (if required), decide).

7.2
If such an Offer is made by Zoetis, we undertake and warrant that, notwithstanding any other provision of this Deed, any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, we undertake to accept, or procure the acceptance of, such Offer, in respect of the Subject Shares.  We further undertake, if so required by Zoetis, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Zoetis the full benefit of the undertakings herein with respect to such offer.

7.3	References in this undertaking to:
(a)	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional in all respects;
(b)	the Scheme lapsing or being withdrawn shall be read as references to the closing or lapsing of the Offer; and
(c)	to the Scheme Document shall be read as references to the Offer Document.
Page 46 of 77 Pages

8.	Time of the Essence
Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.
9.	The Transaction
We acknowledge that the release of the Press Announcement is at Zoetis's absolute discretion.
10.	Lapse of undertaking
10.1	This undertaking shall lapse on the date on which the Scheme becomes effective or prior to that date if:
(a)	the Press Announcement is not released by 21 April 2017 or such later date as Zoetis and the Company may agree;
(b)
any third party shall in accordance with the Rules announce a firm intention to make a general offer to acquire the entire issued and to be issued share capital of the Company (not already owned by such third party) with a value per ordinary share of the Company in cash (or equivalent to cash) of US$7.06 or more; or

(c)	the Transaction Agreement (as defined in the Press Announcement) is terminated in accordance with its terms.
10.2	If this undertaking lapses, we shall have no claim against Zoetis.
11.	Governing Law
This Deed shall be governed by and construed in accordance with the laws of Ireland and we agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and, for such purposes, we irrevocably submit to the jurisdiction of such courts.
12.	Specific performance
Without prejudice to any other rights or remedies which you may have, we acknowledge and agree that damages may not be an adequate remedy for any breach by us of any of our Obligations and you shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of our Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.
13.	Interpretation
In this Deed:
"Act" means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;
"Applicable Requirements" means the requirements of the Act, the Irish Takeover Panel Act 1997 (as amended), the Rules, the requirements of any other applicable law or regulation or the requirements of any court or governmental or regulatory authority;
Page 47 of 77 Pages

"Business Day" means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
"interest" and "interested" have the meanings given to those terms in the Rules;
"Obligations" means our undertakings, agreements, warranties, appointments, consents and waivers set out in this Deed;
"offer period" has the meaning given to that term in the Rules;
"relevant securities" has the meaning given to that term in the Rules;
"Rules" means The Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended); and
"Scheme" means the proposed Scheme of Arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction of the Company under sections 84 and 85 of the Act to effect the Transaction, on the terms (including the conditions) and for the consideration set out in the Press Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision hereof as may be so agreed between the Parties.
14.	Power of Attorney
14.1
In order to secure the performance of the Obligations, we irrevocably appoint individually or collectively each and every one of the directors of Zoetis (each, an "Attorney") to be our attorney in our name and on our behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of our Subject Shares (including, for the avoidance of doubt, the giving of instructions to Cede & Co. and/or any other trustee in respect of our Beneficial Shares and any of our Further Company Shares in respect of which Cede & Co. and/or that other trustee are the registered owner).

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Zoetis.
14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.
14.4	We irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so.
15.	Acknowledgments
15.1
We hereby accept and acknowledge that we have not entered into this Deed relying on any statement or representation, whether or not made by Zoetis (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Deed obliges Zoetis to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.

Page 48 of 77 Pages

SCHEDULE
Convertible Securities details
Akubra Investors, LLC holds warrants, issued by the Company on November 18, 2014, to purchase 212,500 ordinary shares of the Company at an exercise price of $8.625 (subject to adjustment pursuant to the terms of such warrants).  Such warrants expire by their terms on April 30, 2019.

Page 49 of 77 Pages

IN WITNESS whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document.

EXECUTED and DELIVERED as a DEED by, for, and on behalf of AKUBRA INVESTORS, LLC By: Farallon Capital Management, L.L.C., its Manager By: /s/ Rajiv A. Patel Name: Rajiv A. Patel Title: Managing Member

Page 50 of 77 Pages

EXHIBIT 8
to
SCHEDULE 13D

DEED OF IRREVOCABLE UNDERTAKING

To: Zoetis Inc.
10 Sylvan Way,
Parsippany, NJ 07054

 and

 Zoetis Belgium SA
rue Laid Burniat 1,
B-1348 Louvain-la-Neuve,

(together, "Zoetis")
 12 April 2017
Dear Sirs
ACQUISITION OF NEXVET BIOPHARMA PLC BY ZOETIS
We refer to the proposed acquisition of Nexvet Biopharma plc (the "Company") by Zoetis.  Under the proposed transaction, Zoetis will acquire the entire issued and to be issued share capital of the Company substantially on the terms and subject to the conditions set out in the draft press announcement attached as Annexure A to this undertaking (the "Press Announcement") and on such additional terms and subject to such additional conditions as may be required to comply with any Applicable Requirements (as defined in paragraph 13, below) (the "Transaction").
We understand that the Transaction is proposed to be implemented by way of the Scheme (as further defined in paragraph 13, below) and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company addressed, inter alia, to the shareholders of the Company that would comprise both a proxy statement of the Company and a scheme circular for the purpose of the Irish Takeover Panel Act 1997, Takeover Rules, 2013 (the "Scheme Document").
This undertaking sets out the terms and conditions on which we will vote in favour of the Transaction and the Scheme.
1.	Shareholdings
We represent and warrant to you that:
1.1
We are the registered holder and beneficial owner of 899,268 ordinary shares in the Company and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Company Shares");

1.2
We are the beneficial owner of 0 ordinary shares in the Company (other than those set out in paragraph 1.1 above) and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Beneficial Shares");

1.3	set out in the Schedule are complete and accurate details of all options, warrants, restricted stock units and all other rights we have to subscribe for, purchase, convert
Page 51 of 77 Pages

        into, exchange or exercise for or otherwise acquire or call for delivery of any securities of the Company (together with any further such options, warrants, restricted          stock units and other such rights which we may become entitled to and/or receive at any time after the date of this undertaking, "Convertible Securities");

1.4
other than as set out in this paragraph 1, we do not have any interest (as defined in the Rules) in any securities of the Company or any right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such securities; and

1.5
We have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking.

2.	Dealings and undertakings
2.1	We undertake to you that (other than in connection with the Scheme) before this undertaking lapses in accordance with paragraph 10, we shall not, directly or indirectly:
(a)
sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Beneficial Shares or Convertible Securities or any further shares in the capital of the Company in respect of which we become the beneficial owner, whether pursuant to the terms of any Convertible Securities or otherwise (the "Further Company Shares" and, together with the Company Shares and Beneficial Shares, the "Subject Shares") or any interest in any of them (whether conditionally or unconditionally);

(b)
vote in favour of any resolution to approve an acquisition of any securities in the Company by any person other than Zoetis, or any other transaction which is proposed by any person other than Zoetis which relates to the securities of the Company or which could otherwise hinder or impede the implementation of the Scheme;

(c)	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(d)	accept or give any undertaking to accept any offer made or proposed to be made in respect of any securities in the Company by any person other than Zoetis;
(e)
enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any indication of intent which is in any way inconsistent with this paragraph 2.1.

2.2
We further undertake to you not, until this undertaking lapses in accordance with paragraph 10 above, to acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any relevant securities (also as defined in the Rules) of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Securities) unless the Irish Takeover Panel (the "Panel") determines, and confirms to Zoetis, that, in respect of such acquisition or dealing, we are not acting in concert with Zoetis for the purpose of the Rules.

Page 52 of 77 Pages

2.3
We undertake to you to cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) the undertakings in paragraphs 2.1 and 2.2 above in respect of the Beneficial Shares and any Further Company Shares of which we are the beneficial owner.

3.	Undertaking to vote in favour of the Scheme
We undertake to you that:
3.1
We shall (unless Zoetis otherwise requests in writing in advance) exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions to approve the Transaction, the Scheme, and any related matters, proposed at any general or class meeting of the Company in connection with the Scheme ("GM") and any meeting or class meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a "Scheme Meeting"), or at any adjournment of any such meeting (all such resolutions collectively, the "Scheme Resolutions");

3.2
We shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Zoetis validly appointing the Chairman of the meeting or any person nominated by Zoetis to attend and vote at any GM and/or Scheme Meeting (or any adjournment thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company's registrars not later than 3:00 p.m. (Eastern Time) on the seventh day after the Company sends the Scheme Document to the Company's shareholders (or, in respect of any Further Company Shares, within five days of becoming the registered holder of such shares, if later);

3.3
We shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any GM or Scheme Meeting (or any adjournment thereof) or otherwise;

3.4
We shall cause the registered holder of any Subject Shares of which we are the beneficial owner to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Subject Shares of which we are the beneficial owner to comply with) the undertakings in paragraphs 3.1 to 3.3 in respect of Subject Shares of which we are the beneficial owner; and

3.5
Zoetis shall acquire the Subject Shares pursuant to the Scheme, if it provides for the transfer of any such shares to Zoetis, free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares.

4.	Voting Rights
4.1	From the time Zoetis and the Company issue the Press Announcement to the time this undertaking lapses in accordance with paragraph 10:
(a)	we shall exercise the voting rights attached to the Company Shares and any Further Company Shares on a Relevant Resolution (as defined in paragraph 4.2) only in accordance with Zoetis's directions;
Page 53 of 77 Pages

(b)
we shall exercise the rights attaching to the Company Shares and any Further Company Shares to requisition or join in requisitioning any general or class meeting of the Company pursuant to section 178 of the Act for the purposes of considering a Relevant Resolution only in accordance with Zoetis's directions;

(c)
for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by Zoetis appointing any person nominated by Zoetis to attend and vote at the relevant general or class meeting of the Company (or any adjournment thereof); and

(d)
we shall cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) paragraphs 4.1(a) to 4.1(c) in respect of the Beneficial Shares and any Further Company Shares of which we are  the beneficial owner.

4.2	A "Relevant Resolution" means:
(a)	any Scheme Resolution;
(b)
any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary or desirable to implement the Scheme or which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Company which is proposed by a person other than Zoetis);

(c)	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of a resolution falling within paragraph 4.2(a); and
(d)	a resolution to amend a resolution falling within paragraph 4.2(a) or paragraph 4.2(c).
5.	Documentation
5.1	We consent to:
(a)	this undertaking being disclosed to the Panel;
(b)
the inclusion of references to us and the registered holder of any Beneficial Shares and any Further Company Shares of which we are the beneficial owner, and particulars of this undertaking and our holdings of relevant securities of the Company (and, if necessary under the Rules, Zoetis) being included in the Press Announcement, a draft of which is attached to this undertaking, and any Scheme Document, and any other announcement made, or document issued, by or on behalf of the Company and/or Zoetis in connection with the Transaction that is not inconsistent with the terms of this Deed and the Press Announcement; and

(c)	this undertaking being available for inspection as required by the Rules.
Page 54 of 77 Pages

5.2
We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Press Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Zoetis or the Company in connection with the Transaction in order to comply with the requirements of the Rules, the Panel, the Irish High Court or any other legal or regulatory requirement or body. We shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you by us.

6.	Secrecy
Except as may be required by applicable law, we shall keep secret the possibility, terms and conditions of the Transaction and the existence of this undertaking until the Press Announcement is released, provided that we may disclose the same to the Company and its advisers in which case we shall procure that they observe secrecy in the same terms.  The obligations in this paragraph shall survive termination of this undertaking.
7.	Implementation by way of takeover offer
7.1
We acknowledge that Zoetis shall have (in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement)) the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Transaction by way of a takeover offer (the "Offer"), as opposed to by way of a Scheme, provided that:

(a)	Zoetis has made that election in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement); and
(b)
such takeover offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such offer relates or such lesser percentage as Zoetis may, with the consent of the Panel (if required), decide).

7.2
If such an Offer is made by Zoetis, we undertake and warrant that, notwithstanding any other provision of this Deed, any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, we undertake to accept, or procure the acceptance of, such Offer, in respect of the Subject Shares.  We further undertake, if so required by Zoetis, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Zoetis the full benefit of the undertakings herein with respect to such offer.

7.3	References in this undertaking to:
(a)	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional in all respects;
(b)	the Scheme lapsing or being withdrawn shall be read as references to the closing or lapsing of the Offer; and
(c)	to the Scheme Document shall be read as references to the Offer Document.
8.	Time of the Essence
Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.
Page 55 of 77 Pages

9.	The Transaction
We acknowledge that the release of the Press Announcement is at Zoetis's absolute discretion.
10.	Lapse of undertaking
10.1	This undertaking shall lapse on the date on which the Scheme becomes effective or prior to that date if:
(a)	the Press Announcement is not released by 21 April 2017 or such later date as Zoetis and the Company may agree;
(b)
any third party shall in accordance with the Rules announce a firm intention to make a general offer to acquire the entire issued and to be issued share capital of the Company (not already owned by such third party) with a value per ordinary share of the Company in cash (or equivalent to cash) of US$7.06 or more; or

(c)	the Transaction Agreement (as defined in the Press Announcement) is terminated in accordance with its terms.
10.2	If this undertaking lapses, we shall have no claim against Zoetis.
11.	Governing Law
This Deed shall be governed by and construed in accordance with the laws of Ireland and we agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and, for such purposes, we irrevocably submit to the jurisdiction of such courts.
12.	Specific performance
Without prejudice to any other rights or remedies which you may have, we acknowledge and agree that damages may not be an adequate remedy for any breach by us of any of our Obligations and you shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of our Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.
13.	Interpretation
In this Deed:
"Act" means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;
"Applicable Requirements" means the requirements of the Act, the Irish Takeover Panel Act 1997 (as amended), the Rules, the requirements of any other applicable law or regulation or the requirements of any court or governmental or regulatory authority;
"Business Day" means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
"interest" and "interested" have the meanings given to those terms in the Rules;
Page 56 of 77 Pages

"Obligations" means our undertakings, agreements, warranties, appointments, consents and waivers set out in this Deed;
"offer period" has the meaning given to that term in the Rules;
"relevant securities" has the meaning given to that term in the Rules;
"Rules" means The Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended); and
"Scheme" means the proposed Scheme of Arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction of the Company under sections 84 and 85 of the Act to effect the Transaction, on the terms (including the conditions) and for the consideration set out in the Press Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision hereof as may be so agreed between the Parties.
14.	Power of Attorney
14.1
In order to secure the performance of the Obligations, we irrevocably appoint individually or collectively each and every one of the directors of Zoetis (each, an "Attorney") to be our attorney in our name and on our behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of our Subject Shares (including, for the avoidance of doubt, the giving of instructions to Cede & Co. and/or any other trustee in respect of our Beneficial Shares and any of our Further Company Shares in respect of which Cede & Co. and/or that other trustee are the registered owner).

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Zoetis.
14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.
14.4	We irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so.
15.	Acknowledgments
15.1
We hereby accept and acknowledge that we have not entered into this Deed relying on any statement or representation, whether or not made by Zoetis (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Deed obliges Zoetis to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.

Page 57 of 77 Pages

SCHEDULE
Convertible Securities details
Bushranger Funding, LLC holds warrants, issued by the Company on November 18, 2014, to purchase 229,172 ordinary shares of the Company at an exercise price of $8.625 (subject to adjustment pursuant to the terms of such warrants).  Such warrants expire by their terms on April 30, 2019.

Page 58 of 77 Pages

IN WITNESS whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document.

EXECUTED and DELIVERED as a DEED
by, for, and on behalf of

 BUSHRANGER FUNDING, LLC

 By: Farallon Capital Management, L.L.C., its Manager

By:    /s/ Rajiv A. Patel
          Name: Rajiv A. Patel
          Title:   Managing Member

Page 59 of 77 Pages

EXHIBIT 9
to
SCHEDULE 13D

DEED OF IRREVOCABLE UNDERTAKING

To: Zoetis Inc.
10 Sylvan Way,
Parsippany, NJ 07054

 and

 Zoetis Belgium SA
rue Laid Burniat 1,
B-1348 Louvain-la-Neuve,

(together, "Zoetis")
 12 April 2017
Dear Sirs
ACQUISITION OF NEXVET BIOPHARMA PLC BY ZOETIS
We refer to the proposed acquisition of Nexvet Biopharma plc (the "Company") by Zoetis.  Under the proposed transaction, Zoetis will acquire the entire issued and to be issued share capital of the Company substantially on the terms and subject to the conditions set out in the draft press announcement attached as Annexure A to this undertaking (the "Press Announcement") and on such additional terms and subject to such additional conditions as may be required to comply with any Applicable Requirements (as defined in paragraph 13, below) (the "Transaction").
We understand that the Transaction is proposed to be implemented by way of the Scheme (as further defined in paragraph 13, below) and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company addressed, inter alia, to the shareholders of the Company that would comprise both a proxy statement of the Company and a scheme circular for the purpose of the Irish Takeover Panel Act 1997, Takeover Rules, 2013 (the "Scheme Document").
This undertaking sets out the terms and conditions on which we will vote in favour of the Transaction and the Scheme.
1.	Shareholdings
We represent and warrant to you that:
1.1
We are the registered holder and beneficial owner of 915,583 ordinary shares in the Company and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Company Shares");

1.2
We are the beneficial owner of 0 ordinary shares in the Company (other than those set out in paragraph 1.1 above) and that we hold these free of any encumbrances or third party rights of any kind whatsoever (the "Beneficial Shares");

Page 60 of 77 Pages

1.3
set out in the Schedule are complete and accurate details of all options, warrants, restricted stock units and all other rights we have to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any securities of the Company (together with any further such options, warrants, restricted stock units and other such rights which we may become entitled to and/or receive at any time after the date of this undertaking, "Convertible Securities");

1.4
other than as set out in this paragraph 1, we do not have any interest (as defined in the Rules) in any securities of the Company or any right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such securities; and

1.5
We have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform our obligations under this undertaking.

2.	Dealings and undertakings
2.1	We undertake to you that (other than in connection with the Scheme) before this undertaking lapses in accordance with paragraph 10, we shall not, directly or indirectly:
(a)
sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Beneficial Shares or Convertible Securities or any further shares in the capital of the Company in respect of which we become the beneficial owner, whether pursuant to the terms of any Convertible Securities or otherwise (the "Further Company Shares" and, together with the Company Shares and Beneficial Shares, the "Subject Shares") or any interest in any of them (whether conditionally or unconditionally);

(b)
vote in favour of any resolution to approve an acquisition of any securities in the Company by any person other than Zoetis, or any other transaction which is proposed by any person other than Zoetis which relates to the securities of the Company or which could otherwise hinder or impede the implementation of the Scheme;

(c)	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(d)	accept or give any undertaking to accept any offer made or proposed to be made in respect of any securities in the Company by any person other than Zoetis;
(e)
enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any indication of intent which is in any way inconsistent with this paragraph 2.1.

2.2
We further undertake to you not, until this undertaking lapses in accordance with paragraph 10 above, to acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any relevant securities (also as defined in the Rules) of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Securities) unless the Irish Takeover Panel (the "Panel") determines, and confirms to Zoetis, that, in respect of such acquisition or dealing, we are not acting in concert with Zoetis for the purpose of the Rules.

Page 61 of 77 Pages

2.3
We undertake to you to cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) the undertakings in paragraphs 2.1 and 2.2 above in respect of the Beneficial Shares and any Further Company Shares of which we are the beneficial owner.

3.	Undertaking to vote in favour of the Scheme
We undertake to you that:
3.1
We shall (unless Zoetis otherwise requests in writing in advance) exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions to approve the Transaction, the Scheme, and any related matters, proposed at any general or class meeting of the Company in connection with the Scheme ("GM") and any meeting or class meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a "Scheme Meeting"), or at any adjournment of any such meeting (all such resolutions collectively, the "Scheme Resolutions");

3.2
We shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Zoetis validly appointing the Chairman of the meeting or any person nominated by Zoetis to attend and vote at any GM and/or Scheme Meeting (or any adjournment thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company's registrars not later than 3:00 p.m. (Eastern Time) on the seventh day after the Company sends the Scheme Document to the Company's shareholders (or, in respect of any Further Company Shares, within five days of becoming the registered holder of such shares, if later);

3.3
We shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any GM or Scheme Meeting (or any adjournment thereof) or otherwise;

3.4
We shall cause the registered holder of any Subject Shares of which we are the beneficial owner to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Subject Shares of which we are the beneficial owner to comply with) the undertakings in paragraphs 3.1 to 3.3 in respect of Subject Shares of which we are the beneficial owner; and

3.5
Zoetis shall acquire the Subject Shares pursuant to the Scheme, if it provides for the transfer of any such shares to Zoetis, free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares.

4.	Voting Rights
4.1	From the time Zoetis and the Company issue the Press Announcement to the time this undertaking lapses in accordance with paragraph 10:
(a)	we shall exercise the voting rights attached to the Company Shares and any Further Company Shares on a Relevant Resolution (as defined in paragraph 4.2) only in accordance with Zoetis's directions;
(b)
we shall exercise the rights attaching to the Company Shares and any Further Company Shares to requisition or join in requisitioning any general or class meeting of the Company pursuant to section 178 of the Act for the purposes

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            of considering a Relevant Resolution only in accordance with Zoetis's directions;

(c)
for the purpose of voting on a Relevant Resolution, we shall execute any form of proxy required by Zoetis appointing any person nominated by Zoetis to attend and vote at the relevant general or class meeting of the Company (or any adjournment thereof); and

(d)
we shall cause the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with (and we shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which we are the beneficial owner, to comply with) paragraphs 4.1(a) to 4.1(c) in respect of the Beneficial Shares and any Further Company Shares of which we are  the beneficial owner.

4.2	A "Relevant Resolution" means:
(a)	any Scheme Resolution;
(b)
any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary or desirable to implement the Scheme or which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Company which is proposed by a person other than Zoetis);

(c)	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of a resolution falling within paragraph 4.2(a); and
(d)	a resolution to amend a resolution falling within paragraph 4.2(a) or paragraph 4.2(c).
5.	Documentation
5.1	We consent to:
(a)	this undertaking being disclosed to the Panel;
(b)
the inclusion of references to us and the registered holder of any Beneficial Shares and any Further Company Shares of which we are the beneficial owner, and particulars of this undertaking and our holdings of relevant securities of the Company (and, if necessary under the Rules, Zoetis) being included in the Press Announcement, a draft of which is attached to this undertaking, and any Scheme Document, and any other announcement made, or document issued, by or on behalf of the Company and/or Zoetis in connection with the Transaction that is not inconsistent with the terms of this Deed and the Press Announcement; and

(c)	this undertaking being available for inspection as required by the Rules.
5.2
We shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Press Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Zoetis or the Company in connection with the Transaction in order to comply with the requirements of the Rules, the Panel, the Irish High Court or any other legal or

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        regulatory requirement or body. We shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you by us.

6.	Secrecy
Except as may be required by applicable law, we shall keep secret the possibility, terms and conditions of the Transaction and the existence of this undertaking until the Press Announcement is released, provided that we may disclose the same to the Company and its advisers in which case we shall procure that they observe secrecy in the same terms.  The obligations in this paragraph shall survive termination of this undertaking.
7.	Implementation by way of takeover offer
7.1
We acknowledge that Zoetis shall have (in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement)) the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Transaction by way of a takeover offer (the "Offer"), as opposed to by way of a Scheme, provided that:

(a)	Zoetis has made that election in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement); and
(b)
such takeover offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such offer relates or such lesser percentage as Zoetis may, with the consent of the Panel (if required), decide).

7.2
If such an Offer is made by Zoetis, we undertake and warrant that, notwithstanding any other provision of this Deed, any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, we undertake to accept, or procure the acceptance of, such Offer, in respect of the Subject Shares.  We further undertake, if so required by Zoetis, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Zoetis the full benefit of the undertakings herein with respect to such offer.

7.3	References in this undertaking to:
(a)	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional in all respects;
(b)	the Scheme lapsing or being withdrawn shall be read as references to the closing or lapsing of the Offer; and
(c)	to the Scheme Document shall be read as references to the Offer Document.
8.	Time of the Essence
Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.
9.	The Transaction
We acknowledge that the release of the Press Announcement is at Zoetis's absolute discretion.
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10.	Lapse of undertaking
10.1	This undertaking shall lapse on the date on which the Scheme becomes effective or prior to that date if:
(a)	the Press Announcement is not released by 21 April 2017 or such later date as Zoetis and the Company may agree;
(b)
any third party shall in accordance with the Rules announce a firm intention to make a general offer to acquire the entire issued and to be issued share capital of the Company (not already owned by such third party) with a value per ordinary share of the Company in cash (or equivalent to cash) of US$7.06 or more; or

(c)	the Transaction Agreement (as defined in the Press Announcement) is terminated in accordance with its terms.
10.2	If this undertaking lapses, we shall have no claim against Zoetis.
11.	Governing Law
This Deed shall be governed by and construed in accordance with the laws of Ireland and we agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and, for such purposes, we irrevocably submit to the jurisdiction of such courts.
12.	Specific performance
Without prejudice to any other rights or remedies which you may have, we acknowledge and agree that damages may not be an adequate remedy for any breach by us of any of our Obligations and you shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of our Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.
13.	Interpretation
In this Deed:
"Act" means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;
"Applicable Requirements" means the requirements of the Act, the Irish Takeover Panel Act 1997 (as amended), the Rules, the requirements of any other applicable law or regulation or the requirements of any court or governmental or regulatory authority;
"Business Day" means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
"interest" and "interested" have the meanings given to those terms in the Rules;
"Obligations" means our undertakings, agreements, warranties, appointments, consents and waivers set out in this Deed;
"offer period" has the meaning given to that term in the Rules;
"relevant securities" has the meaning given to that term in the Rules;
"Rules" means The Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended); and
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"Scheme" means the proposed Scheme of Arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction of the Company under sections 84 and 85 of the Act to effect the Transaction, on the terms (including the conditions) and for the consideration set out in the Press Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision hereof as may be so agreed between the Parties.
14.	Power of Attorney
14.1
In order to secure the performance of the Obligations, we irrevocably appoint individually or collectively each and every one of the directors of Zoetis (each, an "Attorney") to be our attorney in our name and on our behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of our Subject Shares (including, for the avoidance of doubt, the giving of instructions to Cede & Co. and/or any other trustee in respect of our Beneficial Shares and any of our Further Company Shares in respect of which Cede & Co. and/or that other trustee are the registered owner).

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Zoetis.
14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.
14.4	We irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so.
15.	Acknowledgments
15.1
We hereby accept and acknowledge that we have not entered into this Deed relying on any statement or representation, whether or not made by Zoetis (or any of their respective directors, officers, employees or agents) or any other person and that nothing in this Deed obliges Zoetis to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.

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SCHEDULE
Convertible Securities details
Ute Holdings, LLC holds warrants, issued by the Company on November 18, 2014, to purchase 233,328 ordinary shares of the Company at an exercise price of $8.625 (subject to adjustment pursuant to the terms of such warrants).  Such warrants expire by their terms on April 30, 2019.

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IN WITNESS whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document.

EXECUTED and DELIVERED as a DEED by, for, and on behalf of UTE HOLDINGS, LLC By: Farallon Capital Management, L.L.C., its Manager By: /s/ Rajiv A. Patel Name: Rajiv A. Patel Title: Managing Member

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EXHIBIT 10
to
SCHEDULE 13D

DEED OF IRREVOCABLE UNDERTAKING

To: Zoetis Inc.
10 Sylvan Way,
Parsippany, NJ 07054

 and

 Zoetis Belgium SA
rue Laid Burniat 1,
B-1348 Louvain-la-Neuve,

(together, "Zoetis")
12 April 2017
Dear Sirs
ACQUISITION OF NEXVET BIOPHARMA PLC BY ZOETIS
I refer to the proposed acquisition of Nexvet Biopharma plc (the "Company") by Zoetis.  Under the proposed transaction, Zoetis will acquire the entire issued and to be issued share capital of the Company (the "Transaction") substantially on the terms and subject to the conditions set out in the draft press announcement attached as Annexure A to this undertaking (the "Press Announcement") and on such additional terms and subject to such additional conditions as may be required to comply with any Applicable Requirements (as defined in paragraph 13, below).
I understand that the Transaction is proposed to be implemented by way of the Scheme (as further defined in paragraph 13, below) and that it is proposed that the terms of the Scheme will be contained in a document prepared and issued by the Company addressed, inter alia, to the shareholders of the Company that would comprise both a proxy statement of the Company and a scheme circular for the purpose of the Irish Takeover Panel Act 1997, Takeover Rules, 2013 (the "Scheme Document").
This undertaking sets out the terms and conditions on which I will vote in favour of the Transaction and the Scheme.
1.	Shareholdings
I represent and warrant to you that:
1.1
I am the registered holder and beneficial owner of 9,480 ordinary shares in the Company and that I hold these free of any encumbrances or third party rights of any kind whatsoever (the "Company Shares");

1.2
I am the beneficial owner of zero ordinary shares in the Company (other than those set out in (a) above) and that I hold these free of any encumbrances or third party rights of any kind whatsoever (the "Beneficial Shares");

1.3
set out in the Schedule are complete and accurate details of all options, warrants, restricted stock units and all other rights I have to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any

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        securities of the Company (together with any further such options, warrants, restricted stock units and other such rights which I may become entitled to and/or           receive at any time after the date of this undertaking, "Convertible Securities");

1.4
other than as set out in this paragraph 1, I do not have any interest (as defined in the Rules) in any securities of the Company or any right to subscribe for, purchase, convert into, exchange or exercise for or otherwise acquire or call for delivery of any such securities; and

1.5
I have full power and authority, and the right (free from any legal or other restrictions), and will at all times continue to have all relevant power and authority and the right, to enter into and perform my obligations under this undertaking.

2.	Dealings and undertakings
2.1	I undertake to you that (other than in connection with the Scheme) before this undertaking lapses in accordance with paragraph 10, I shall not, directly or indirectly:
(a)
sell, transfer, assign, tender in any tender or exchange offer, dispose of, charge, pledge or otherwise encumber or grant any option or award or other right over or otherwise deal with any of the Company Shares, Beneficial Shares or Convertible Securities or any further shares in the capital of the Company in respect of which I become the beneficial owner, whether pursuant to the terms of any Convertible Securities or otherwise (the "Further Company Shares" and, together with the Company Shares and Beneficial Shares, the "Subject Shares") or any interest in any of them (whether conditionally or unconditionally);

(b)
vote in favour of any resolution to approve an acquisition of any securities in the Company by any person other than Zoetis, or any other transaction which is proposed by any person other than Zoetis which relates to the securities of the Company or which could otherwise hinder or impede the implementation of the Scheme;

(c)	deposit any Subject Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement;
(d)	accept or give any undertaking to accept any offer made or proposed to be made in respect of any securities in the Company by any person other than Zoetis; or
(e)
enter into any agreement or arrangement (whether or not legally binding) with any person, whether conditionally or unconditionally, or give any indication of intent which is in any way inconsistent with this paragraph 2.1.

2.2
I further undertake to you not, until this undertaking lapses in accordance with paragraph 10 above, to acquire any interests (as defined in the Rules) or otherwise deal or undertake any dealing (also as defined in the Rules) in any relevant securities (also as defined in the Rules) of the Company (including, for the avoidance of doubt, the exercising, exchange or conversion of any Convertible Securities) unless the Irish Takeover Panel (the "Panel") determines, and confirms to Zoetis, that, in respect of such acquisition or dealing, I am not acting in concert with Zoetis for the purpose of the Rules.

2.3
I undertake to you to cause the registered holder of any Beneficial Shares, and any Further Company Shares of which I am the beneficial owner, to comply with (and I shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which I am the

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        beneficial owner, to comply with) the undertakings in paragraphs 2.1 and 2.2 above in respect of the Beneficial Shares and any Further Company Shares of which I am         the beneficial owner.

2.4
Notwithstanding anything in this Deed to the contrary: (i) I am not a party to this Deed in any capacity other than in my capacity as owner of the Subject Shares and am not a party to this Deed in my capacity as a director, officer, employee and / or fiduciary of the Company or any of the Company's subsidiaries; and (ii) nothing herein will be construed to limit, require or affect any action or inaction by me acting in my capacity as a director, officer, employee and / or fiduciary of the Company or any of its subsidiaries.

2.5
Nothing in this Deed shall prohibit me from taking any action required pursuant to any applicable U.S. securities laws or any rules or regulations of the NASDAQ Global Market and nothing in this Deed shall require me to take any action prohibited by any applicable U.S. securities laws or any rules or regulations of the NASDAQ Global Market.

3.	Undertaking to vote in favour of the Scheme
I undertake to you that:
3.1
I shall (unless Zoetis otherwise requests in writing in advance) exercise, or (as appropriate) procure the exercise of, all voting rights attaching to the Subject Shares to vote in favour of all resolutions to approve the Transaction, the Scheme, and any related matters, proposed at any general or class meeting of the Company in connection with the Scheme ("GM") and any meeting or class meeting of the Company convened pursuant to section 450 of the Act to approve the Scheme (a "Scheme Meeting"), or at any adjournment of any such meeting (all such resolutions collectively, the "Scheme Resolutions");

3.2
I shall execute, or (as appropriate) procure the execution of, any forms of proxy in respect of the Subject Shares required by Zoetis validly appointing the Chairman of the meeting or any person nominated by Zoetis to attend and vote at any GM and/or Scheme Meeting (or any adjournment thereof) in respect of the Scheme Resolutions, and shall ensure that any such executed forms of proxy are received by the Company's registrars not later than 3:00 p.m. (Eastern Time) on the seventh day after the Company sends the Scheme Document to the Company's shareholders (or, in respect of any Further Company Shares, within five days of becoming the registered holder of such shares, if later);

3.3
I shall not revoke (or seek to cause the revocation of) the terms of any proxy submitted in accordance with paragraph 3.2, either in writing or by attendance at any GM or Scheme Meeting (or any adjournment thereof) or otherwise;

3.4
I shall cause the registered holder of any Subject Shares of which I am the beneficial owner to comply with (and I shall take all actions as may be necessary or desirable in order to enable the registered holder of any Subject Shares of which I am the beneficial owner to comply with) the undertakings in paragraphs 3.1 to 3.3 in respect of Subject Shares of which I am the beneficial owner; and

3.5
Zoetis shall acquire the Subject Shares pursuant to the Scheme, if it provides for the transfer of any such shares to Zoetis, free of any lien, charge, option, equity or encumbrance of any nature whatsoever and together with all rights of any nature attaching to those shares.

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4.	Voting Rights
4.1	From the time Zoetis and the Company issue the Press Announcement to the time this undertaking lapses in accordance with paragraph 10:
(a)	I shall exercise the voting rights attached to the Company Shares and any Further Company Shares on a Relevant Resolution (as defined in paragraph 4.2) only in accordance with Zoetis's directions;
(b)
I shall exercise the rights attaching to the Company Shares and any Further Company Shares to requisition or join in requisitioning any general or class meeting of the Company pursuant to section 178 of the Act for the purposes of considering a Relevant Resolution only in accordance with Zoetis's directions;

(c)
for the purpose of voting on a Relevant Resolution, I shall execute any form of proxy required by Zoetis appointing any person nominated by Zoetis to attend and vote at the relevant general or class meeting of the Company (or any adjournment thereof); and

(d)
I shall cause the registered holder of any Beneficial Shares, and any Further Company Shares of which I am the beneficial owner, to comply with (and I shall take all actions as may be necessary or desirable in order to enable the registered holder of any Beneficial Shares, and any Further Company Shares of which I am the beneficial owner, to comply with) paragraphs 4.1(a) to 4.1(c) in respect of the Beneficial Shares and any Further Company Shares of which I am the beneficial owner.

4.2	A "Relevant Resolution" means:
(a)	any Scheme Resolution;
(b)
any other resolution (whether or not amended) proposed at a general or class meeting of the Company, or at an adjourned meeting, the passing of which is necessary or desirable to implement the Scheme or which, if passed, might result in any condition of the Scheme not being fulfilled or which might impede or frustrate the Scheme in any way (including, for the avoidance of doubt, any resolution to approve any scheme of arrangement in relation to the Company which is proposed by a person other than Zoetis);

(c)	a resolution to adjourn a general or class meeting of the Company whose business includes the consideration of a resolution falling within paragraph 4.2(a); and
(d)	a resolution to amend a resolution falling within paragraph 4.2(a) or paragraph 4.2(c).
5.	Documentation
5.1	I consent to:
(a)	this undertaking being disclosed to the Panel;
(b)
the inclusion of references to me and the registered holder of any Beneficial Shares and any Further Company Shares of which I am the beneficial owner, and particulars of this undertaking and my holdings of relevant securities of the Company (and, if necessary under the Rules, Zoetis) being included in the Press Announcement, a draft of which is attached to this undertaking, and any Scheme Document, and any other announcement made, or document

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            issued, by or on behalf of the Company and/or Zoetis in connection with the Transaction; and

(c)	this undertaking being available for inspection as required by the Rules.
5.2
I shall promptly give you all information and any assistance as you may reasonably require for the preparation of the Press Announcement, any Scheme Document and any other announcement to be made, or document to be issued, by or on behalf of Zoetis or the Company in connection with the Transaction in order to comply with the requirements of the Rules, the Panel, the Irish High Court or any other legal or regulatory requirement or body.  I shall immediately notify you in writing of any change in the accuracy or impact of any information previously given to you.

6.	Secrecy
I shall keep secret the possibility, terms and conditions of the Transaction and the existence of this undertaking until the Press Announcement is released, provided that I may disclose the same to the Company and its advisers in which case I shall procure that they observe secrecy in the same terms.  The obligations in this paragraph shall survive termination of this undertaking.
7.	Implementation by way of takeover offer
7.1
I acknowledge that Zoetis shall have (in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement)) the right and may elect at any time (with the consent of the Panel and whether or not the Scheme Document has then been despatched) to implement the Transaction by way of a takeover offer (the "Offer"), as opposed to by way of a Scheme, provided that:

(a)	Zoetis has made that election in accordance with the terms of the Transaction Agreement (as defined in the Press Announcement); and
(b)
such takeover offer is made on terms at least as favourable in the aggregate as the terms of the Scheme (except in relation to the acceptance condition which will be set at 80% of the shares to which such offer relates or such lesser percentage as Zoetis may, with the consent of the Panel (if required), decide).

7.2
If such an Offer is made by Zoetis, I undertake and warrant that, notwithstanding any other provision of this Deed, any undertakings, agreements, warranties, appointments, consents and waivers in this undertaking shall apply mutatis mutandis to such Offer and, in particular, I undertake to accept, or procure the acceptance of, such Offer, in respect of the Subject Shares.  I further undertake, if so required by Zoetis, to execute or procure the execution of all such other documents as may be necessary for the purpose of giving Zoetis the full benefit of the undertakings herein with respect to such offer.

7.3	References in this undertaking to:
(a)	the Scheme becoming effective shall be read as references to the Offer becoming or being declared unconditional in all respects;
(b)	the Scheme lapsing or being withdrawn shall be read as references to the closing or lapsing of the Offer; and
(c)	to the Scheme Document shall be read as references to the Offer Document.
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8.	Time of the Essence
Any time, date or period mentioned in this undertaking may be extended by mutual agreement but as regards any time, date or period originally fixed or as extended, time shall be of the essence.
9.	The Transaction
I acknowledge that the release of the Press Announcement is at Zoetis's absolute discretion.
10.	Lapse of undertaking
10.1	This undertaking shall lapse on the date on which the Scheme becomes effective or prior to that date if:
(a)	the Press Announcement is not released by 21 April 2017 or such later date as Zoetis and the Company may agree; or
(b)	the Transaction Agreement (as defined in the Press Announcement) is terminated in accordance with its terms.
10.2	If this undertaking lapses, I shall have no claim against Zoetis.
11.	Governing Law
This Deed shall be governed by and construed in accordance with the laws of Ireland and I agree that the courts of Ireland are to have exclusive jurisdiction to hear and determine any suit, action or proceedings that may arise out of or in connection with this Deed and, for such purposes, I irrevocably submit to the jurisdiction of such courts.
12.	Specific performance
Without prejudice to any other rights or remedies which you may have, I acknowledge and agree that damages may not be an adequate remedy for any breach by me of any of my Obligations and you shall be entitled to the remedies of injunction, specific performance and other equitable relief for any threatened or actual breach of any of my Obligations and no proof of special damages shall be necessary for the enforcement by you of your rights.
13.	Interpretation
In this Deed:
"Act" means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;
"Applicable Requirements" means the requirements of the Act, the Irish Takeover Panel Act 1997 (as amended), the Rules, the requirements of any other applicable law or regulation or the requirements of any court or governmental or regulatory authority;
"Business Day" means any day, other than a Saturday, Sunday, public holiday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;
"interest" and "interested" have the meanings given to those terms in the Rules;
"Obligations" means my undertakings, agreements, warranties, appointments, consents and waivers set out in this Deed;
"offer period" has the meaning given to that term in the Rules;
Page 74 of 77 Pages

"relevant securities" has the meaning given to that term in the Rules;
"Rules" means The Irish Takeover Panel Act 1997, Takeover Rules 2013 (as amended); and
"Scheme" means the proposed Scheme of Arrangement under Chapter 1 of Part 9 of the Act and the related capital reduction of the Company under sections 84 and 85 of the Act to effect the Transaction, on the terms (including the conditions) and for the consideration set out in the Press Announcement and on such other terms and in such form not being inconsistent therewith as the Parties mutually agree in writing, including any revision hereof as may be so agreed between the Parties.
14.	Power of Attorney
14.1
In order to secure the performance of the Obligations, I irrevocably appoint individually or collectively each and every one of the directors of Zoetis (each, an "Attorney") to be my attorney in my name and on my behalf to execute any form or forms of acceptance and/or such other documents and do such other acts or things (if any) as may be reasonably necessary to accept and/or vote in favour of the Scheme and/or to otherwise satisfy the Obligations in respect of my Subject Shares (including, for the avoidance of doubt, the giving of instructions to Cede & Co. and/or any other trustee in respect of my Beneficial Shares and any of my Further Company Shares in respect of which Cede & Co. and/or that other trustee are the registered owner).

14.2	The power of attorney granted under this paragraph 14 shall at any time take effect as if it had individually named the persons who are at that time directors of Zoetis.
14.3	Any action authorised under this power of attorney may be taken by any Attorney acting alone.
14.4	I irrevocably undertake to ratify any such act committed in exercise of this power, if called upon to do so.
15.	Acknowledgments
I hereby accept and acknowledge that I have not entered into this Deed relying on any statement or representation, whether or not made by Zoetis (or any of its respective directors, officers, employees or agents) or any other person and that nothing in this Deed obliges Zoetis to announce or proceed with the Scheme or despatch the Scheme Document in the event that it is not required to do so by the Rules.
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SCHEDULE
Convertible Securities details

	5,100 Restricted Share Units

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IN WITNESS whereof this Deed has been duly executed and delivered as a deed poll on the date shown at the beginning of this document.

SIGNED and DELIVERED as a DEED by RAJIV A. PATEL in the presence of:		/s/ Rajiv A. Patel Rajiv A. Patel
Witness Signature: Witness Name: Witness Address: Witness Occupation:	/s/ Barbara J. Parkyn Barbara J. Parkyn One Maritime Plaza, Suite 2100 San Francisco, CA 94111 USA Notary Public

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